Exhibit 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090

Release #07-08
CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $77.9 million, up 6 percent versus prior year

•	Record proppant sales volume in the U.S.

•	Quarterly revenues from fracture and reservoir diagnostic services of $10.6 million, up 36 percent versus prior year

•	Continued progress in Russian manufacturing and sales activities
Irving, Texas (July 26, 2007) — CARBO Ceramics Inc. (NYSE: CRR) today announced quarterly net income of $12.9 million, or $0.53 per diluted share, on revenues of $77.9 million for the quarter ended June 30, 2007. For the six months ended June 30, 2007, the company reported net income of $26.2 million, or $1.07 per diluted share, on revenues of $161.9 million.
President and CEO Gary Kolstad commented on the quarter’s results stating, “We are pleased with our performance in the quarter. Record proppant sales volume in the U.S. and an impressive 36 percent increase in revenues from Pinnacle Technologies resulted in a 6 percent increase in total revenues compared to last year’s second quarter. This revenue growth was achieved despite the lowest quarterly level of drilling activity in Canada since 1999. Our record U.S. results clearly demonstrate that, even in times of declining natural gas prices, our clients benefit from the increase in production that results from the higher conductivity of our ceramic proppant. We were also very happy with the progress of our operations in Russia. There is strong interest in our product in this growing market and our manufacturing facility is increasing production according to plan and producing excellent quality product.”
Second quarter results
The increase in revenues compared to last year’s second quarter was attributable to a 1 percent increase in the volume of proppant sold, a 1 percent increase in the average selling price of the company’s proppant, and a 36 percent increase in revenue from Pinnacle Technologies (“Pinnacle”). Consolidated revenues for the second quarter of 2007 included $10.6 million from Pinnacle compared to $7.8 million for the second quarter of 2006. The increase in revenue in the company’s proppant business segment was due to record sales volume in the U.S., a continued resurgence in Mexico, and a 7 percent increase in overseas sales volume. Pinnacle’s growth was driven by increased global demand for fracture mapping and reservoir monitoring services, software products, consulting services, and an increase in non-oilfield monitoring revenues attributable to the acquisition of Applied Geomechanics, Inc. in April 2007.
Worldwide proppant sales totaled 207 million pounds for the quarter. Increased proppant sales volume in the U.S. and Mexico offset a decline in Canadian sales as a result of the lowest quarterly level of drilling activity in Canada since 1999. Sales volume in Canada during the quarter declined 66 percent compared to the same period a year earlier. Overseas sales volume increased 7 percent compared to last year’s second quarter with particularly strong sales in Russia where we began to deliver product from our new manufacturing facility.
Operating profit for the second quarter of 2007 increased $1.1 million, or 6 percent, compared to the previous year’s second quarter. The increase in operating profit compared to the second quarter of 2006 was due primarily to the increase in revenue and margins in the fracture and reservoir diagnostic

CARBO Ceramics 2007 Second Quarter Release
July 26, 2007

business as fixed costs in this service business were spread over a significantly higher revenue base. While revenue in the proppant segment increased from the prior year, operating profit margins in this segment decreased due to increased costs in connection with the addition of the new manufacturing facility in Russia, including increased overhead expenses and costs directly related to the start-up of the facility and higher costs for raw materials for the production of high strength proppants. Selling, general and administrative expenses for the second quarter of 2007 increased $0.7 million compared to the same period last year due to planned increases in global staffing in support of enhanced marketing activities and administrative expenses necessary to support higher sales activity in an expanding global market.
Net income for the second quarter of 2007 was unchanged compared to the second quarter of 2006 as the increase in operating profit was offset by decreased interest income due to lower cash balances following the company’s significant investment in expanding manufacturing capacity over the past two years and an increase in income tax expense compared to the prior year. Second quarter 2006 results benefited from a reduction of net deferred income tax liabilities to reflect the impact of a state tax law change in Texas.
Technology highlights
Technology highlights for the second quarter included:
•	CARBOEconoprop® lightweight ceramic proppant was successfully utilized to increase production rates when replacing sand in a shallow gas field in West Texas.

•	Pinnacle released FracproPT 2007, the industry-leading hydraulic fracturing software model. The new release incorporates advanced features including “quick” modes for Minifrac Analysis and Fracture Design (FracproXPRESS), new fluid and proppant library data, full Vista compatibility, and expanded log handling capabilities.

•	Pinnacle initiated the use of long term surface tiltmeter monitoring services and satellite-based Interferometric Synthetic Aperture Radar (InSAR) data for a CO2 sequestration project in the San Juan Basin of New Mexico.

•	Tiltmeters were utilized on The Plate Boundary Observatory Project (PBO), part of the EarthScope project funded by the National Science Foundation to study the potential for predicting tectonic (earthquake or volcanic) activity across the Western United States.
Future outlook
CEO Gary Kolstad provided input on the future outlook for the company stating, “Natural gas prices in North America have declined in recent weeks and this could have a short term impact on drilling activity in the region. However, we are optimistic about the second half of 2007. International drilling activity remains strong, and we have grown our business in the U.S. despite a reduction in the growth of drilling activity in the past year. Activity in Canada may continue to be depressed in the second half compared to last year, but we expect to see an improvement from the seasonal low experienced in the second quarter. In the longer term, we believe the current low levels of drilling activity in Canada combined with the decline rates in natural gas wells will result in an increase in drilling in this region. In Russia, our manufacturing facility is ramping up as planned and we see strong interest in our products and services in the region. Prior to the end of this year, we expect to complete construction of our second production line in Toomsboro, Georgia, increasing our global manufacturing capacity to approximately 1.3 billion pounds per year. Over the balance of this year, we will continue to focus on increasing our global marketing activities and continue the research and development activities necessary to address the needs of our clients.”
As previously announced, a conference call to discuss the company’s second quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Ceramics 2007 Second Quarter Release
July 26, 2007

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Six months Ended
	June 30		June 30
	2007	2006	2007	2006
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$77,918	$73,485	$161,889	$147,763
Cost of sales	48,237	46,095	103,491	93,007

Gross profit	29,681	27,390	58,398	54,756
Selling, general & administrative	9,508	8,793	18,980	16,266
Start-up costs	543	70	967	421

Operating profit	19,630	18,527	38,451	38,069
Interest income, net	133	487	352	924
Other, net	238	349	812	687

Income before income taxes	20,001	19,363	39,615	39,680
Income taxes	7,120	6,501	13,435	13,834

Net income	$12,881	$12,862	$26,180	$25,846

Earnings per share:
Basic	$0.53	$0.53	$1.08	$1.07

Diluted	$0.53	$0.53	$1.07	$1.06

Average shares outstanding:
Basic	24,364	24,274	24,346	24,259

Diluted	24,478	24,401	24,459	24,393

Depreciation and amortization	$6,084	$4,703	$11,267	$9,315

Selected Balance Sheet Information

	June 30, 2007	Dec. 31, 2006
	(in thousands)
Cash, cash equivalents and short-term investments	$10,782	$32,473
Total other current assets	118,054	111,452
Property, plant and equipment, net	261,249	231,748
Intangible and other assets, net	8,126	7,152
Total assets	421,424	404,665
Total current liabilities	27,176	34,246
Deferred income taxes	28,979	27,560
Shareholders’ equity	365,269	342,859
Total liabilities and shareholders’ equity	421,424	404,665